Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2011 SECOND QUARTER RESULTS

BRIDGETON, MO – August 15, 2011 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the second quarter of 2011 of $1.3 million, or $0.16 per diluted share, versus net income of $1.5 million, or $0.06 per diluted share, in the second quarter of 2010.  Operating loss was $1.2 million, or 3.4% of net sales, in the second quarter of 2011, compared to $0.6 million, or 1.6% of net sales, for the same period in 2010.

Financial highlights for the second quarter of 2011, as compared to the same period in the prior year, included:

•
Net sales in the second quarter of 2011 were $35.7 million, a decrease of $3.0 million, or 7.7%, compared to the same period in 2010.  The majority of the decrease was a result of volume shortfall in our Continental and Glit business units, partially due to one less shipping day in the second quarter of 2011 than in the second quarter of 2010.

•
Gross margin was 10.9% in the second quarter of 2011, a decrease from 14.4% in the second quarter of 2010.  Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.5 million resulting from inventory fluctuations and increased resin prices.  Excluding the LIFO adjustment, gross margin decreased 2.0 percentage points from the second quarter of 2010.  The decrease was primarily a result of increased raw material costs.

•
Selling, general and administrative expenses were $5.0 million for the second quarter of 2011 compared to $5.9 million in the second quarter of 2010. The decrease was a result of cost-cutting efforts including, but not limited to, headcount reductions and the elimination of management bonus accruals.

During the second quarter of 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the second quarter of 2010 consisted primarily of a $2.1 million gain recognized from a settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”).

Katy also reported a net loss for the six months ended July 1, 2011 of $2.6 million, or $0.32 per diluted share, versus a net loss of $0.7 million, or $0.08 per diluted share, for the six months ended July 2, 2010. Operating loss was $2.0 million, or 3.0% of net sales, for the six months ended July 1, 2011, compared to $2.7 million, or 3.7% of net sales, in the same period in 2010.

Financial highlights for the six months ended July 1, 2011, as compared to the six months ended July 2, 2010, included:

•
Net sales for the six months ended July 1, 2011 were $68.6 million, a decrease of $3.9 million, or 5.4%, compared to the same period in 2010. The majority of the decrease was a result of volume shortfall in our Continental and Glit business units, partially due to four less shipping days in the first half of 2011 than in the first half of 2010 due to inclement weather shutdowns.

•
Gross margin was 11.7% for the six months ended July 1, 2011, a decrease of 1.5 percentage points from the same period a year ago. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.1 million resulting from inventory fluctuations and increased resin prices. Excluding the LIFO adjustment, gross margin decreased 1.3 percentage points from the first half of 2010. The decrease was primarily a result of increased raw material costs.

•
Selling, general and administrative expenses were $10.0 million for the first half of 2011, a $2.0 million reduction from the same period a year ago. The decrease was a result of cost-cutting efforts including, but not limited to, a reduction in supervisor salary expenses, headcount reduction and the elimination of management bonus accruals, as well as decreases in stock-based compensation expense due to our lower stock price and the reversal of prior years’ compensation expense as a result of cancelled unvested stock options during the six months ended July 1, 2011.

During the six months ended July 2, 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the six months ended July 2, 2010 consisted primarily of a $2.1 million gain recognized from the settlement of an existing obligation due to Pentland.

Operations used $1.1 million of free cash flow in the first half of 2011 compared to $7.8 million during the same period a year ago.  The usage in prior year was primarily a result of a $3.1 million letter of credit cash collateralization payment to Bank of America and a $2.0 million settlement payment to Pentland.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at July 1, 2011 was $23.5 million (79% of total capitalization), versus $22.9 million (72% of total capitalization) at December 31, 2010.

 “The second quarter performance was the continuation of a difficult year due to the overall sluggish economy and rising raw material costs,” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “We expect our performance in the second half to improve as raw material costs stabilize and second quarter price increases take hold.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2010. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010

Net sales	$35,669	$38,634	$68,578	$72,473
Cost of goods sold	31,773	33,067	60,588	62,904
Gross profit	3,896	5,567	7,990	9,569
Selling, general and administrative expenses	5,029	5,941	10,005	11,974
Loss on disposal of assets	85	255	10	255
Operating loss	(1,218)	(629)	(2,025)	(2,660)
Interest expense	(453)	(576)	(855)	(865)
Other, net	110	2,259	75	2,360
(Loss) income before income tax benefit	(1,561)	1,054	(2,805)	(1,165)
Income tax benefit	257	479	248	512
Net (loss) income	$(1,304)	$1,533	$(2,557)	$(653)

Net loss per share of common stock:
Basic	$(0.16)	$0.19	$(0.32)	$(0.08)
Diluted	$(0.16)	$0.06	$(0.32)	$(0.08)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	7,951	27,052	7,951	7,951

Other Information:

LIFO adjustment expense	$627	$118	$634	$502

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	July 1,	December 31,
Assets	2011	2010
Current assets:
Cash	$483	$1,319
Accounts receivable, net	16,842	13,541
Inventories, net	18,963	16,450
Other current assets	1,614	1,512
Total current assets	37,902	32,822

Other assets:
Goodwill	665	665
Intangibles, net	3,316	3,530
Other	2,771	3,160
Total other assets	6,752	7,355

Property and equipment	99,066	100,524
Less: accumulated depreciation	(78,488)	(77,807)
Property and equipment, net	20,578	22,717

Total assets	$65,232	$62,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,796	$11,594
Book overdraft	695	1,257
Accrued expenses	11,927	12,322
Payable to related party	1,500	500
Current maturities of long-term debt	6,588	1,275
Revolving credit agreement	16,891	15,432
Total current liabilities	53,397	42,380

Long-term debt, less current maturities	-	6,169
Other liabilities	5,437	5,306
Total liabilities	58,834	53,855

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,385
Accumulated other comprehensive loss	(1,214)	(1,405)
Accumulated deficit	(116,139)	(113,582)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	6,398	9,039

Total liabilities and stockholders' equity	$65,232	$62,894

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Six Months Ended
	July 1,	July 2,
	2011	2010
Cash flows from operating activities:
Net loss	$(2,557)	$(653)
Depreciation and amortization	2,587	3,459
Amortization of debt issuance costs	169	363
Stock-based compensation	(587)	25
Loss on sale or disposal of assets	10	0
Gain on settlement of existing obligation	0	(2,100)
	(378)	1,094
Changes in operating assets and liabilities:
Accounts receivable	(3,268)	(4,019)
Inventories	(2,448)	97
Other assets	322	(2,892)
Accounts payable	4,178	1,301
Accrued expenses	(399)	(169)
Payable to related party	1,000	-
Other	60	(2,805)
	(555)	(8,487)

Net cash used in operating activities	(933)	(7,393)

Cash flows from investing activities:
Capital expenditures	(133)	(389)
Proceeds from sale of assets	81	-

Net cash used in investing activities	(52)	(389)

Cash flows from financing activities:
Net borrowings	1,680	8,059
Decrease in book overdraft	(562)	(515)
Proceeds from term loans	-	8,182
Repayments of term loans	(857)	(6,999)
Direct costs associated with debt facilities	(264)	(557)

Net cash (used in) provided by financing activities	(3)	8,170

Effect of exchange rate changes on cash	152	85
Net (decrease) increase in cash	(836)	473
Cash, beginning of period	1,319	747
Cash, end of period	$483	$1,220

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(933)	$(7,393)
Capital expenditures	(133)	(389)
Free cash flow	$(1,066)	$(7,782)